Ex-10.6


                                PURCHASE AND SALE
                                    AGREEMENT



The parties to this Agreement are as follows:

         First Mortgage Network, Inc.("FMN"), a Florida Corporation having its principal office in Plantation, Florida.

         Morbank Financial Systems, Inc. ("MFS"), a New Jersey Corporation having its principal office in Hackensack, NJ which is the owner of the ParEx software used. in the mortgage banking business.

         Globe Mortgage Company ("GM"), a New Jersey Corporation having its principal office in Hackensack, NJ, which currently has an employment contract with John Buscema.

         John Buscema ("JB"), an individual residing in the state of New Jersey.

         Financial Resources Group ("FRG"), a New Jersey Corporation which is the sole shareholder of GM and MFS. In this Agreement, FRG is used to indicate the agreement or acknowledgment of both GM and MFS.

Whereas, FMN desires to control the development of the ParEx system, and to acquire the ownership rights to the software;

Whereas FRG desires to leave of the business of developing and maintaining a software system, but desires to have continuous use of that system

Whereas JB desires to terminate his contractual relationship with FRG and enter into a different employment arrangement with FMN

The parties to this Agreement have on this 7th day of April, 1995 have agreed as follows:



1 FMN agrees, effective upon execution of this Agreement, to acquire all ownership rights to the ParEx software (subject to the rights of FRG specified in this Agreement) for the payment of $300,000 payable as a prepaid credit, as described below and subject to the additional terms and conditions described below. A listing in directory form of files that make-up the ParEx system is attached as Exhibit D (contain all forms, documentation, source files, screens and other files).

2. FRG acknowledges that FMN is entering into an employment agreement with JB and acknowledges that is aware of the terms, outlined in point 12, and has no financial interest in any aspect of the compensation involved, nor does it have any obligation to pay any part of it.

3. FMN agrees to maintain ParEx and continue with its development as CLOser, both for processing through closing (back of the house operations) and as a point of sale system (POS system). FMN will also assume MFS's obligations under the license agreements as shown in Exhibit A. FRG shall indemnify Fi\4N for any claim arising out of services performed on or prior to this Agreement, and FMN shall indemnify FRG for any claim arising out of services performed after the date of this Agreement.
      Should there be any claim that affects both FMN and FRG, both parties agree to share equally in the defense of the claim. FMN makes no representations with regard to renewing, these contracts when they expire.

      FRG warrants and represents that it knows of no claims from any of the Licensees listed in Exhibit A.

      FRG and FMN agree that amounts billed to the licensees for services rendered prior to April 1, 1995 or for license fees due prior to that date are the property of FRG, including payments under leases of software covering periods prior to April 1, 1995. FRG represents that it has not collected any amounts pertaining to maintenance or license fees covering periods after April 1, 1995. FRG agrees to pay FMN any amounts collected after this date relating to maintenance or license fees covering periods after April 1, 1995. FRG will provide a schedule to FMN detailing the amounts due for each client and the amount that FRG will be remit to FMN upon collection. See Exhibit E.

4. FMN agrees to make the ParEx/CLOser system (both back of the house and POS), including its future developments and enhancements available to Globe for its internal use, under the terms and conditions below.

5. FMN will within 10 days of this Agreement, enter into a into a perpetual license with GM in form patterned after the MFS and FMN license agreement dated on January 19, 1994, which form is attached hereto as Exhibit C. The License Agreement which is not assignable by Globe except to affiliated companies will provide that FMN will make available and support the ParEx system as follows:

         -provide the most current version of the system, at all times to GM including all POS capabilities, there shall be no additional charge for new releases and enhancements other than as outlined below

         -provide general technical advice on the operation of the system

         -fix any bugs

         -undertake custom software changes on a fee for service basis, if requested by GM

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

         -develop forms or program descriptions on a fee for service basis, if requested by GM

         -carry out technical or user training on a fee for service basis, if requested by GM

The fees for services shall be at the rates shown in Exhibit C (which are the rates in effect between FMN and MFS under their License Agreement dated January,
1994), or if not indicated therein, then at rates that would be reasonable and customary for software vendors in the mortgage banking business.

6. The $300,000 prepaid credit may be used by GM to pay FMN for services described in items 5, 7, 8 & 9. Once the credit has been used, then all services provided to GM by FMN shall be payable in cash by GM within 30 days of billing by FMN. All credits remaining on the third anniversary of this agreement shall be canceled.

7. Initial charges for implementation and use of the system beyond the current installation of ParEx at GM or any additional branch set ups (for which there is no charge), shall include a one time payment of $650 for each POS user.

8. GM agrees to pay FMN a base annual fee for the use of the software, which fee includes payment for all enhancements and improvements to the system, of $100,000, plus $150 per POS user. Such annual fee shall be assessed for each year beginning with the first year which shall begin on the closing, of the purchase transaction. The annual fees shall be due and payable on the first day of each year, beginning with the first year, which begins on the date of this Agreement. The annual fee shall include any loan programs and forms developed for FMN prior to its request by GM, and up to $5,000 of services such as technical training, forms and programs requested by GM. This annual fee shall be adjusted through negotiations between the parties after the initial three year term.

9. GM may cancel the agreement with FMN for the use of the system, at any time upon a minimum of 6 months written notice, in which case any unused portion of the prepaid credit shall be canceled.

10. FMN may cancel the agreement with GM for the use of the system, upon 6 months written notice, which notice may not be given prior to 30 months after the closing of the purchased transaction.

11. Within 30 days from this Agreement, FMN will procure the agreement of Alliance Mortgage (AM) or another party reasonably acceptable to GM which will agree that if the minimum 36 month terms of the agreement for the maintenance of the ParEx/CLOser system is not completed by FMN then it will assume the responsibility to maintain the system, in the state of development that had been reached when FMN ceased to be able for any reason to maintain it and support GM, will be maintained by competent technical staff. Should this occur then for any such

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

years GM will be required to pay to AM the annual fees in cash and any outstanding unused portion of the prepaid credit with FMN will be canceled. JB agrees to make a reasonable number of Mondays available, at current market consulting rates, to assist in the maintenance if requested to do so.



12. JB will be the President of a division of FMN. JB's compensation will consist of.
         -an annual base salary of $1OO,000 plus MBO based bonus program for a total of $125,000
         -options at $5/share on 25,000 shares of FMN common stock
         -full participation in FMN benefit programs on a comparable level with other executives of FMN

13. JB will enter into an annually renewable employment contract with FMN, incorporating the terms itemized in point 12 above. Either FMN or JB may choose not to renew the contract on its anniversary. In the event that either party decides not to renew, for the first or second annual renewals, or FMN decides not to renew for any year thereafter, then FMN shall be required to offer to re-acquire the stock option for either (1) $250,000 in cash-, or (2) to give JB the non-exclusive rights to the then existing version of the system.

14. FMN agrees to offer employment at the annual salaries indicated below to the following individuals so they will start working with FMN on April 10, 1995:

      Name                                 Annual Compensation

      BUSCEMA, ROSALIE J.                       24,670
      CANDELARIA, MADELINE                      28,880
      PICINI, MARYBETH                          35,000
      SASSO, LISA M                             35,420
      SCOLARO, CHRIS                            30,000
      STEIMLE, JENNIFER A                       41,700
      LETIZIA, GLEN M                           58,000

Employment offers must be for positions located within a 75 mile radius of Hackensack, NJ.

15. John Buscema and FRG and GM agree to terminate their Employment Agreement and all other agreements as of April 7, 1995 on the following terms and conditions:

         a. FRG will pay JB his weekly earnings through April 7, 1995.
         b. Buscema will waive any notice or other severance under any and all agreements with GM or FRG.
         c. Buscema and FRG will execute mutual release of claims.

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16.   The FMN ownership rights to the ParEx software are subject to the following rights which FRG reserves:

      a. For the six months following the date of this Agreement, FRG retain a non-exclusive ownership interest in the ParEx software code as it exists on the date of this Agreement, which shall be identified as the PEC. This right which expires six months from the date of this Agreement allows FRG, in its sole discretion, to sell or license the PEC to any 3rd party software company. Proceeds from a sale of the software under this clause shall be the exclusive property of FRG. In the event of such sale, FN4N agrees to make reasonable accommodations to make its staff available for consultation by any purchaser of the software at rates that are comparable to those charged by software vendors for personnel of equivalent training and experience. Notwithstanding a sale of PEC, FMN retains its ownership interest in PEC and has the unimpeded right to develop and use it in any way it sees fit.

      b. After the initial six month period from the date of this Agreement, but prior to the first anniversary of this Agreement, FMN has the exclusive ownership of the ParEx software, however, FRG and FMN may seek to sell or license the ParEx system as further developed by FMN to third party software companies, during, this six month period only. Both FRG and FMN must agree to any such agreement. If such agreement is entered into, then FRG will be entitled to one-half of the profits derived from such an agreement for a period of three years from the time such agreement was entered into.

      c. During the period after the first anniversary of this Agreement, but prior to the third anniversary, only FN4N has the right to sell or license, in its sole discretion, the ParEx software to a third party software company. However, if such agreement is entered into, then FRG will be entitled to one-quarter of the profits derived from such an agreement, for a period of three years from the date of said agreement.

      d. Any revenues received from the agreements referenced above for the services of FMN staff shall be excluded from calculations from calculations to determine FRG's profit participation.

      e. The specific residual rights that FRG retains, and which are described above, are the only rights retained by FRG and any and all other rights of ownership to ParEx are vested with FMN.

17. JB hereby irrevocably grants FRG and FMN the rights to market the ParEx software as described in 16 above, and gives up any rights that JB may have to the software or under any agreements entered into heretofore. GM and JB agrees to share equally any FRG royalties or net profits from any sale of the software under 16(a) above. JB shall not receive any proceeds received by FRG under 16(b) and 16(c).

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

18. FMN agrees to pay the following bills for services and license fees rendered through this date:

            Invoice dated 4/l/95                      $28,605.21

      Such payments will be made within 3 days from the date hereof

19.   Morbank Financial Systems, Inc.("Morbank") hereby terminates its
      License Agreement with FMN, and FMN hereby releases as of this date Morbank and any of its parents, directors, officers, employees, agents, contractors from any liability under any cause of action. FMN shall only be liable for the billings shown in point 18 above and the I obligations it undertakes in connection with this agreement.

20. FMN will, within 3 days from the date hereof, enter into a non-cancelable lease with FRG to acquire the use of the software and hardware shown in exhibit B. The terms of the lease will provide for 36 monthly payments of $771.49 with the first and the last payments due at the beginning of the lease.

21. FMN agrees to reimburse JB and the employees hired under 11 above an amount per month equivalent to the cost of health insurance under COBRA, less the amounts which the employees would have contributed had the remained as employees of GM. The current monthly cost of such coverage is as follows:

                                Total              Employees         Net to FMN
                                 Cost                 Cost

      Single coverage             190.24              91.00            $ 99.24

      Family Coverage             519.47             307.67            $211.80


22. GM will allow JB and the employees in 14 above to occupy office space on the third floor of Two University Plaza, at no charge until May 31, 1995. FMN will reimburse GM for the actual costs of telephone and utilities. After May 31, 1995, FRG will permit continued occupancy of the space at a rental of $1,570-00 per month until the expiration of the FRG lease for the space.

23. GM and FMN agree that they will not hire, nor conspire with third parties, to hire employees of the other for a period of twenty-four months from the date hereof. This prohibition shall not apply for employees that are dismissed by either party.

24. This Agreement may be executed in counterparts, each of which shall be considered an original.

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


25.   This Agreement shall be Governed by the laws of the state of New
      Jersey.

26. Time is of the essence with respect to the payments called for in this Agreement.

27. MFS, GM, JB, and FRG agree to execute and deliver to FMN at and following the closing of the transactions contemplated hereby all such bills of sale, instruments of transfer, and other documents which FMN may reasonably request in order to evidence or perfect FMN's rights, title and interest in and to the interests and assets, tangible and intangible, being transferred to FMN pursuant to this Agreement. In addition, MFS, GM, JB and FRG represent and warrant that each has all right, power and authority to enter into this Agreement and to perform its obligations hereunder, that performance of this Agreement will not violate or infringe the fights of or require the consent of any third party, and that each such party is the owner of the respective assets and interests which each is conveying to FMN pursuant to the terms of this Agreement.

      IN WITNESS WHEREOF this Agreement has been executed by the parties as of the date first written above.

        First Mortgage Network, Inc.              Morbank Financial Systems Inc.

        By: /s/ A Van Wijk                        By: /s/ Angelo C. Prieto
           ---------------------------               --------------------------

        Name:   A Van Wijk                        Name: Angelo C. Prieto
           ---------------------------               --------------------------

        Title:  V.P.                              Title: President
           ---------------------------               --------------------------



        Financial Resources Group                 Globe Mortgage Company

        By: /s/  Angelo C. Prieto                 By: /s/ Angelo C. Prieto
           ---------------------------               --------------------------

        Name: Angelo C. Prieto                    Name: Angelo C. Prieto
           ---------------------------               --------------------------

        Title: President                          Title: President


        John Buscema

        /s/ John Buscema
        ------------------------------

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

                                   EXHIBIT B


Workstations
                  7 Dell 466DMT w/8MB and 3 1/2 Floppy
                    270 IDE Hard Drive (VESA)
                    1 MB Video Memory (VESA)
                    Samsung 15" Color Monitor
                    Microsoft Mouse
                    Mouse Pad

Developer
Station
                  2 Dell XPSP90 with 16MB and 3 1/2 Floppy
                    340 IDE Hard Drive (PCI)
                    2 MB Video Memory (PCI)
                    Samsung 15" Color Monitor
                    Microsoft Mouse
                    CDROM Drive (IDE)

Servers
                    Support File Server
                    Development File Server

Print Server
                  1 WYSE 286 w/l MB and 5 1/4 Floppy
                    42 MB MFM Hard Drive
                    WYSE Monocrome Monitor

Printers
                  1 HP Laserjet IIISi with 5MB

Mic. Hardware
                  1 Telebit Tl600 Modem
                  1 Hayes Optima 14.4 Fax/Modem
                  1 APC Smart UPS 1250
                  1 CD Technology CD-ROM
                  1 Adaptec 1510 SCSI Controller
                 12 Power Strips / Surge Protectors
                  2 Printer Cables
                  4 Modem Cables

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Misc.  Software

                  1 Novell Netware V3.11 20 User
                  1 Novell Netware API
                  1 Faircom CTREE, RTREE
                  1 Greenleaf
                  1 Jyacc - Jampi
                  1 Microsoft C++
                  1 Slate
                  1 Jetform
                  I RTPatch
                  1 RTLink
                  1 PKware API


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